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                                 [LETTERHEAD]

                                                                 EXHIBIT 5.1

                              August 12, 1996


Board of Directors
National Semiconductor Corporation
2900 Semiconductor Drive
Santa Clara, California  95051

Gentlemen:

     At your request, I have examined the registration statement on Form S-8 (the "Registration Statement") which you are filing with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for registration of 2,200,000 shares of Common Stock, par value $0.50 per share (the "Shares") of National Semiconductor Corporation (the "Company") pursuant to the Company's Restricted Stock Plan and its Restricted Stock Agreement with Brian L. Halla (collectively "Plans.")

     In connection with this opinion, I have examined the Plans, the Company's Certificate of Incorporation and By-Laws, as amended, and such other documents and records as deemed necessary as a basis for this opinion.

   Based on the foregoing, I am of the opinion that the Shares, whether issued prior to or after the date hereof, and the subsequent sale of such shares in accordance with the Plan, the Registration Statement and related final prospectus, and applicable state laws, will be legally issued, fully paid and nonassessable.

     I consent to the filing of this opinion as an Exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ JOHN M. CLARK III
                              JOHN M. CLARK III
                              Senior Vice President,
                              General Counsel &
                              Secretary

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